EXHIBIT 99.1

News Release

205 Crosspoint Parkway
Getzville, NY 14068
Immediate Release
Columbus McKinnon Reports $0.51 Earnings per Diluted Share
on 37% Sales Growth for First Quarter Fiscal Year 2018
AMHERST, NY, August 1, 2017 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, technologies and services, today announced financial results for its fiscal year 2018 first quarter, which ended June 30, 2017. Fiscal year 2018 first quarter results include the January 31, 2017 acquisition of STAHL CraneSystems (“STAHL”).
First Quarter Highlights (compared with prior-year period)

•	Sales for the quarter were $203.7 million, up 36.7%; excluding acquisitions, organic revenue was up 8.0% on measurably higher U.S. volume

•	Achieved record gross profit margin of 34%; operating profit margin was 9.8%, adjusted operating profit margin expanded 280 basis points to 10.5%

•	STAHL integration achieved $0.8 million in synergies and is on track to deliver $5 million of synergies in fiscal 2018

•	Net income was $11.7 million, or $0.51 per diluted share; adjusted net income was $12.6 million, or $0.55 per diluted share

•	Cash from operations doubled to $14.4 million; paid down $13.9 million in borrowings
Mark D. Morelli, President and CEO of Columbus McKinnon commented, “Fiscal 2018 started out strong. In North America, we saw organic volume growth as our channel partners stepped up inventory levels to address improved demand from the construction, utility, steel and entertainment industries. We are making very good progress with the integration of the Stahl acquisition and achieving targeted synergies. STAHL was a strong contributor in the quarter, addressing pent-up demand for midstream and downstream oil & gas projects.”
He continued, “We have established a structured operating system. This new performance culture is changing the cadence and discipline within the organization. As a result, we have an enhanced focus on accountability and better roadmaps for achieving revenue and cost targets. We believe this system is sustainable and better positions us to recognize opportunities in a market favorable for growth.”

Columbus McKinnon Reports $0.51 Earnings per Diluted Share on 37% Sales Growth for First Quarter Fiscal Year 2018 Page 2 of 12
August 1, 2017

Sales

($ in millions)	Q1 FY 18	Q1 FY 17	Change	% Change
Net sales	$203.7	$149.0	$54.7	36.7%

U.S. sales	$110.7	$93.9	$16.8	17.9%
% of total	54%	63%
Non-U.S. sales	$93.0	$55.1	$37.9	68.8%
% of total	46%	37%
STAHL's U.S. and non-U.S. sales were $3.6 million and $39.1 million, respectively. Volume improvement was realized in the U.S., Latin America and the Asia Pacific region. Sales in Europe, excluding STAHL, were down $1.9 million. The decline in Europe was due to three less shipping days in Germany, the Company’s largest European market, and anticipated weakness in the U.K.

($ in millions)	Q1 FY 18	Q1 FY 17	Change	% Change
Gross profit	$69.3	$48.0	$21.3	44.3%
Gross margin	34.0%	32.2%	180 bps
Income from operations	$20.0	$11.2	$8.8	78.7%
Operating margin	9.8%	7.5%	230 bps
Net income	$11.7	$6.4	$5.3	82.1%
Diluted EPS	$0.51	$0.32	$0.19	59.4%
STAHL contributed $16.1 million to gross profit, which was 37.6% of STAHL sales. This was partially offset by $0.2 million in integration costs. For more information on changes in gross profit, please see the attached tables.
Income from operations was $20.0 million. Adjusted income from operations was $21.4 million, which was up $10.0 million from the prior year. Excluding integration costs, STAHL contributed $5.6 million to income from operations, which was 13.1% of STAHL sales. Please see the attached tables for a reconciliation of GAAP income from operations to adjusted income from operations.
The effective tax rate for the quarter was 21.0%. Given the geographic mix of sales and income, the Company expects the effective tax rate for fiscal 2018 to be in the 20% to 24% range, excluding any changes to current tax regulations.
Net income was $11.7 million. Adjusted net income was $12.6 million, which excludes the STAHL integration costs and costs for a legal action against our prior product liability insurance carriers. Please see the attached tables for a reconciliation of GAAP net income and earnings per share to adjusted net income and earnings per share.

Columbus McKinnon Reports $0.51 Earnings per Diluted Share on 37% Sales Growth for First Quarter Fiscal Year 2018 Page 3 of 12
August 1, 2017

Generating Cash and Reducing Debt
Cash generated from operating activities in the first quarter was $14.4 million. Working capital as a percentage of sales was down to 19.0% compared with 22.4% one year earlier. A $14.8 million payment was made to the former owner of STAHL related to a profit distribution agreement in place prior to the acquisition. Please see the attached table on page 10 of this release for further details.
Total debt was $408.0 million at June 30, 2017. Net debt to net total capitalization at June 30, 2017 was 48.5%, improved from 50.2% at March 31, 2017. The Company expects to reduce debt by approximately $50 million in fiscal 2018 and achieve a net debt to EBITDA ratio of 3x by the end of the fiscal year.
Capital expenditures for the quarter ended June 30, 2017 were $1.9 million. The Company expects capital expenditures in fiscal 2018 to be approximately $20 million.
Fiscal Year 2018 Outlook
Backlog increased 12.2% to $173.3 million as of June 30, 2017 compared with March 31, 2017.
Mr. Morelli concluded, “We are encouraged by our results and expect a solid fiscal 2018. We anticipate that sales in the fiscal second quarter will be comparable with the quarter just completed, although sales mix will provide somewhat lower operating income. In the meantime, we remain focused on our near-term priorities: the integration of STAHL, strengthening our core business for greater profitability, further leveraging our Magnetek technology for greater revenue potential, and reducing debt."
Teleconference/webcast
Columbus McKinnon will host a conference call and live webcast today at 10:00 AM Eastern Time, at which Mark D. Morelli, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at www.cmworks.com/investors. A question and answer session will follow the formal discussion.
The conference call can be accessed by dialing 201-493-6780 and asking for the “Columbus McKinnon conference call.” The webcast can be monitored at www.cmworks.com/investors. An audio recording will be available from 1:00 PM Eastern Time on the day of the call through Tuesday, August 8, 2017 by dialing 412-317-6671 and entering the passcode 13665310. Alternatively, an archived webcast of the call can be found on the Company’s website. In addition, a transcript of the call will be posted to the website once available.
About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, technologies, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators, rigging tools, light rail work stations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at http://www.cmworks.com.

Columbus McKinnon Reports $0.51 Earnings per Diluted Share on 37% Sales Growth for First Quarter Fiscal Year 2018 Page 4 of 12
August 1, 2017

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, the effectiveness of new products and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.
Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com
Financial tables follow.

Columbus McKinnon Reports $0.51 Earnings per Diluted Share on 37% Sales Growth for First Quarter Fiscal Year 2018 Page 5 of 12
August 1, 2017

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Three Months Ended
	June 30, 2017	June 30, 2016	Change
Net sales	$203,726	$149,013	36.7%
Cost of products sold	134,418	100,966	33.1%
Gross profit	69,308	48,047	44.3%
Gross profit margin	34.0%	32.2%
Selling expenses	23,800	18,814	26.5%
% of net sales	11.7%	12.6%
General and administrative expenses	18,852	13,783	36.8%
% of net sales	9.3%	9.2%
Research and development expenses	2,922	2,499	16.9%
% of net sales	1.4%	1.7%
Amortization of intangibles	3,719	1,750	112.5%
Income from operations	20,015	11,201	78.7%
Operating margin	9.8%	7.5%
Interest and debt expense	5,141	2,574	99.7%
Investment (income) loss	(62)	(217)	(71.4)%
Foreign currency exchange loss (gain)	324	(563)	NM
Other (income) expense, net	(139)	(80)	73.8%
Income before income tax expense	14,751	9,487	55.5%
Income tax expense	3,095	3,086	0.3%
Net income	$11,656	$6,401	82.1%

Average basic shares outstanding	22,580	20,135	12.1%
Basic income per share	$0.52	$0.32	62.5%

Average diluted shares outstanding	23,028	20,266	13.6%
Diluted income per share	$0.51	$0.32	59.4%

Columbus McKinnon Reports $0.51 Earnings per Diluted Share on 37% Sales Growth for First Quarter Fiscal Year 2018 Page 6 of 12
August 1, 2017

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2017	March 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$64,613	$77,591
Trade accounts receivable	119,739	111,569
Inventories	135,294	130,643
Prepaid expenses and other	19,615	21,147
Total current assets	339,261	340,950

Property, plant, and equipment, net	112,696	113,028
Goodwill	331,737	319,299
Other intangibles, net	263,362	256,183
Marketable securities	7,740	7,686
Deferred taxes on income	58,778	61,857
Other assets	12,776	14,840
Total assets	$1,126,350	$1,113,843

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$40,487	$40,994
Accrued liabilities	85,302	97,397
Current portion of long-term debt	49,847	52,568
Total current liabilities	175,636	190,959

Senior debt, less current portion	33	41
Term loan and revolving credit facility	358,138	368,710
Other non-current liabilities	228,567	212,783
Total liabilities	762,374	772,493

Shareholders’ equity:
Common stock	226	226
Additional paid-in capital	259,697	258,853
Retained earnings	191,391	179,735
Accumulated other comprehensive loss	(87,338)	(97,464)
Total shareholders’ equity	363,976	341,350
Total liabilities and shareholders’ equity	$1,126,350	$1,113,843

Columbus McKinnon Reports $0.51 Earnings per Diluted Share on 37% Sales Growth for First Quarter Fiscal Year 2018 Page 7 of 12
August 1, 2017

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED
(In thousands)

	Three Months Ended
	June 30, 2017	June 30, 2016
Operating activities:
Net income	$11,656	$6,401
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,660	6,001
Deferred income taxes and related valuation allowance	1,856	969
Net gain on sale of real estate, investments, and other	—	(93)
Stock based compensation	1,069	1,147
Amortization of deferred financing costs and discount on debt	664	172
Changes in operating assets and liabilities, net of effects of business acquisitions:
Trade accounts receivable	(5,092)	4,018
Inventories	(506)	(1,896)
Prepaid expenses and other	(1,977)	3,049
Other assets	2,271	(25)
Trade accounts payable	(1,298)	(2,557)
Accrued liabilities	2,644	(3,485)
Non-current liabilities	(5,507)	(6,496)
Net cash provided by operating activities	14,440	7,205

Investing activities:
Proceeds from sales of marketable securities	138	7,772
Purchases of marketable securities	(47)	(105)
Capital expenditures	(1,928)	(4,301)
Net payments to former STAHL owner	(14,750)	—
Net cash provided by (used for) investing activities	(16,587)	3,366

Financing activities:
Proceeds from exercises of stock options	29	—
Net borrowings (repayments) under lines of credit	—	(13,500)
Repayment of debt	(13,874)	(3,274)
Payment of dividends	(902)	(804)
Other	(255)	(367)
Net cash provided by (used for) financing activities	(15,002)	(17,945)

Effect of exchange rate changes on cash	4,171	(1,066)

Net change in cash and cash equivalents	(12,978)	(8,440)
Cash and cash equivalents at beginning of year	77,591	51,603
Cash and cash equivalents at end of period	$64,613	$43,163

Columbus McKinnon Reports $0.51 Earnings per Diluted Share on 37% Sales Growth for First Quarter Fiscal Year 2018 Page 8 of 12
August 1, 2017

COLUMBUS McKINNON CORPORATION
Q1 FY 2018 Sales Bridge

	First Quarter
($ in millions)	$ Change	% Change
Fiscal 2017 Sales	$149.0
STAHL acquisition	42.7	28.7%
Volume	12.3	8.2%
Pricing	0.6	0.4%
Foreign currency translation	(0.9)	(0.6)%
Total change	$54.7	36.7%
Fiscal 2018 Sales	$203.7

COLUMBUS McKINNON CORPORATION
Q1 FY 2018 Gross Profit Bridge

($ in millions)	First Quarter
Fiscal 2017 Gross Profit	$48.0
STAHL acquisition	16.1
Sales volume and mix	4.0
Productivity, net of other cost changes	0.8
Pricing, net of material cost inflation	0.4
Product liability	0.4
Foreign currency translation	(0.2)
STAHL integration costs	(0.2)
Total change	$21.3
Fiscal 2018 Gross Profit	$69.3

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August 1, 2017

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	June 30, 2017		March 31, 2017		June 30, 2016
($ in millions)
Backlog	$173.3		$154.5		$102.4
Backlog (excluding STAHL)	$116.4		$107.7		$102.4
Long-term backlog (expected to ship beyond 3 months)	$60.4		$53.5		$49.4
Long-term backlog as % of total backlog	34.9%		34.6%		48.2%

Trade accounts receivable (3)
Days sales outstanding	53.5	days	46.2	days	48.3	days

Inventory turns per year (3)
(based on cost of products sold)	4.0	turns	4.1	turns	3.4	turns
Days' inventory (3)	91.3	days	89.0	days	107.4	days

Trade accounts payable
Days payables outstanding (3)	27.4	days	28.3	days	28.6	days

Working capital as a % of sales (1) (2) (3)	19.0%		18.6%		22.4%

Debt to total capitalization percentage	52.9%		55.2%		46.3%

Debt, net of cash, to net total capitalization	48.5%		50.2%		41.7%
(1) June 30, 2017 and March 31, 2017 figures exclude the impact of the acquisition of STAHL.
(2) June 30, 2016 figure excludes the impact of the acquisition of Magnetek.
(3) March 31, 2017 figures exclude the impact of the acquisition of STAHL.

U.S. Shipping Days by Quarter
	Q1	Q2	Q3	Q4	Total
FY 18	63	62	60	63	248

FY 17	64	63	60	64	251

Columbus McKinnon Reports $0.51 Earnings per Diluted Share on 37% Sales Growth for First Quarter Fiscal Year 2018 Page 10 of 12
August 1, 2017

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Profit and Margin
($ in thousands)

	Three Months Ended June,
	2017	2016
Gross profit	$69,308	$48,047
Add back:
STAHL integration costs	169	—
Non-GAAP adjusted gross profit	$69,477	$48,047

Sales	$203,726	$149,013
Adjusted gross margin	34.1%	32.2%
Adjusted gross profit is defined as gross profit as reported, adjusted for certain items. Adjusted gross profit is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measure as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted gross profit is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s gross profit to the historical period’s gross profit, as well as facilitates a more meaningful comparison of the Company’s net income and diluted EPS to that of other companies.

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August 1, 2017

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Income from Operations to
Non-GAAP Adjusted Income from Operations and Operating Margin
($ in thousands, except per share data)

	Three Months Ended June 30,
	2017	2016
Income from operations	$20,015	$11,201
Add back:
STAHL integration costs	1,171	—
Insurance recovery legal costs	229	—
Canadian pension lump sum settlements	—	247
Non-GAAP adjusted income from operations	$21,415	$11,448

Sales	$203,726	$149,013
Adjusted operating margin	10.5%	7.7%
Adjusted income from operations is defined as income from operations as reported, adjusted for certain items and to apply a normalized tax rate. Adjusted income from operations is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measures as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information, such as adjusted income from operations, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year's income from operations to the historical periods' income from operations, as well as facilitates a more meaningful comparison of the Company’s net income and diluted EPS to that of other companies.

Columbus McKinnon Reports $0.51 Earnings per Diluted Share on 37% Sales Growth for First Quarter Fiscal Year 2018 Page 12 of 12
August 1, 2017

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Net Income and Diluted Earnings per Share to
Non-GAAP Adjusted Net Income and Diluted Earnings per Share
($ in thousands, except per share data)

	Three Months Ended June 30,
	2017	2016
Net income	$11,656	$6,401
Add back:
STAHL integration costs	1,171	—
Insurance recovery legal costs	229	—
Canadian pension lump sum settlements	—	247
Normalize tax rate to 22% (1)	(458)	945
Non-GAAP adjusted net income	$12,598	$7,593

Average diluted shares outstanding	23,028	20,266

Diluted income per share - GAAP	$0.51	$0.32

Diluted income per share - Non-GAAP	$0.55	$0.37
(1) Applies a normalized tax rate of 22% to GAAP pre-tax income and non-GAAP adjustments above, which are each pre-tax.
Adjusted net income and diluted EPS are defined as net income and diluted EPS as reported, adjusted for certain items and to apply a normalized tax rate. Adjusted net income and diluted EPS are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measures as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information, such as adjusted net income and diluted EPS, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year's net income and diluted EPS to the historical periods' net income and diluted EPS, as well as facilitates a more meaningful comparison of the Company’s net income and diluted EPS to that of other companies.